UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

NAPSTER, INC. (Name of Registrant as Specified in Its Charter)

N/A (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

August 10, 2007

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2007 Annual Meeting of Stockholders of Napster, Inc. to be held at our Napster offices located at 9044 Melrose Avenue, Los Angeles, California 90069, on September 20, 2007, at 10:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will have the opportunity to ask questions. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage-prepaid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on September 20, 2007 and urge you to return your proxy card as soon as possible.

Sincerely,

/s/ Wm. Christopher Gorog
Wm. Christopher Gorog Chairman and Chief Executive Officer

NAPSTER, INC.

9044 MELROSE AVE.

LOS ANGELES, CALIFORNIA 90069

(310) 281-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 20, 2007

To the Stockholders of Napster, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of Napster, Inc. will be held at 10:00 a.m., local time, on September 20, 2007, at our Napster offices located at 9044 Melrose Avenue, Los Angeles, California 90069 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To vote for the election of Vernon E. Altman, Ross Levinsohn and Wm. Christopher Gorog as directors for a term of three years expiring at the 2010 Annual Meeting of Stockholders;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008;

3. To vote upon a proposal submitted by a stockholder requesting that our Board of Directors take the steps necessary to declassify the Board of Directors, if properly presented at the Annual Meeting; and

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on July 26, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

/s/ Aileen Atkins
Aileen Atkins Secretary

Los Angeles, California

August 10, 2007

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE FURNISHED FOR THAT PURPOSE.

PROXY STATEMENT

We are sending this Proxy Statement to you, the stockholders of Napster, Inc., a Delaware corporation, as part of our Board of Directors’ solicitation of proxies to be voted at our Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on September 20, 2007, at 9044 Melrose Avenue, Los Angeles, CA 90069, and any adjournments thereof.

We are mailing this Proxy Statement and proxy card on or about August 10, 2007. We are also enclosing a copy of our 2007 Annual Report to Stockholders, which includes our financial statements for the fiscal year ended March 31, 2007 (“fiscal 2007”). The Annual Report is not, however, part of the proxy materials.

QUESTIONS AND ANSWERS

What am I voting on?

At the Annual Meeting, our stockholders will be voting on three proposals: (i) the reelection of three of our directors (Vernon E. Altman, Ross Levinsohn and Wm. Christopher Gorog); (ii) the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm; and (iii) the stockholder proposal to declassify the Board of Directors.

How does the Board of Directors recommend I vote on the proposals?

Our Board of Directors recommends you vote FOR the Board of Directors’ nominees and FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending March 31, 2008 (“fiscal 2008”).

Our Board of Directors recommends you vote AGAINST the proposal by a stockholder to declassify the Board of Directors.

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on July 26, 2007, which is known as the record date, are entitled to vote.

How do I vote?

Sign and date each proxy card you receive and return it in the postage-prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the director nominees; FOR the ratification of the selection of PwC as our independent registered public accounting firm; and AGAINST the declassification of our Board of Directors. You have the right to revoke your proxy at any time before your shares are actually voted at the Annual Meeting by:

•	notifying our corporate secretary in writing;

•	signing and returning a later-dated proxy card; or

•	voting in person at the Annual Meeting.

How will voting on any other business be conducted?

Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting, your signed proxy card authorizes Wm. Christopher Gorog, chief executive officer, and Nand Gangwani, our vice president and chief financial officer, to vote on those matters according to their best judgment.

Who will count the vote?

Representatives of Mellon Investor Services LLC, the independent inspector of elections, will count the vote.

What does it mean if I receive more than one proxy card?

It probably means your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

How many shares can vote?

As of the record date, 46,396,512 shares of our common stock were issued and outstanding. Holders of our common stock as of the record date are entitled to one vote per share for each matter before the meeting.

How many votes are required to approve the proposals?

Proposal 1:    A plurality of the shares of common stock present, in person or represented by proxy, and entitled to vote is required to elect the nominees for director. A plurality means that the nominees receiving the largest number of votes cast will be elected. Each stockholder will be entitled to vote the number of shares of common stock held as of the record date by that stockholder for each director position to be filled. Stockholders will not be allowed to cumulate their votes in the election of directors.

Proposal 2:    The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to ratify PwC as Napster’s independent registered public accounting firm for fiscal 2008.

Proposal 3:    The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve the stockholder proposal requesting that our Board of Directors take the steps necessary to declassify the Board of Directors, if such proposal is properly presented at the Annual Meeting.

If other matters are properly brought before the Annual Meeting, the vote required will be determined in accordance with applicable law, the Nasdaq Marketplace Rules, and Napster’s charter and bylaws, as applicable.

What constitutes a quorum?

A quorum is a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting. As there were 46,396,512 shares of our common stock outstanding as of the record date, we will need at least 23,198,257 votes present in person or by proxy at the Annual Meeting for a quorum to exist.

What happens if I abstain?

When an eligible voter attends the meeting, in person or by proxy, but decides not to vote, his or her decision not to vote is called an abstention. Properly executed proxy cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•	abstention shares are present and entitled to vote for purposes of determining the presence of a quorum;

•

abstentions will be treated as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote requiring a plurality, a majority or some other percentage of the votes actually cast; and

•	abstentions will have the same effect as votes against a proposal if the vote required is a majority or some other percentage of the voting power present or of the votes entitled to be cast.

What happens if my shares are held by a broker or nominee?

If you are the beneficial owner of shares held in “street name” by a broker or nominee, the broker or nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker or nominee, that person will nevertheless be entitled to vote the shares with respect to “discretionary” items (such as the election of directors and the ratification of the selection of our independent registered public accounting firm) but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as broker non-votes) such as the stockholder proposal requesting that our Board of Directors takes the steps necessary to declassify the Board of Directors. Thus if you do not give your broker specific instructions, your shares will not be voted for this matter and will not be counted in determining whether the number of votes necessary to approve this matter have been obtained.

How will “broker non-votes” be treated?

“Broker non-votes” are shares held by brokers or nominees for whom the broker or nominee lacks discretionary power to vote and never received specific voting instructions from the beneficial owner of the shares. Broker non-votes are counted for purposes of calculating a quorum. However, when the broker or nominee notes on the proxy card that it lacks discretionary authority to vote shares on a particular matter, those shares will not be treated as shares entitled to vote on that matter.

Who can attend the Annual Meeting?

All stockholders as of July 26, 2007 can attend the Annual Meeting.

What do I need for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner as of July 26, 2007, or you hold a valid proxy for the Annual Meeting. If you are a stockholder of record your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should be prepared to present photo identification for admission. If you hold your shares in street name, you should provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned Napster stock as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the Annual Meeting.

When are stockholder proposals due for the 2008 Annual Meeting?

If you want to include a stockholder proposal in the proxy statement for our 2008 Annual Meeting of Stockholders, it must be delivered to our corporate secretary at our principal office located at 9044 Melrose Avenue, Los Angeles, California 90069 no later than April 12, 2008. If we do not receive notice by that date, no discussion of your proposal is required to be included in our 2008 proxy statement and we may use our discretionary authority to vote on the proposal if you do present it at our Annual Meeting. If you intend to present a proposal at our 2008 Annual Meeting and do not request timely inclusion of the proposal in our proxy statement, then we must receive notice of such proposal no later than the close of business on May 23, 2008.

Stockholders can also nominate persons to be directors. If you want to nominate a person for director, you must follow the procedures set forth in our bylaws and must deliver a notice to our corporate secretary at our principal executive offices before the close of business on May 23, 2008.

How will Napster solicit proxies for the Annual Meeting?

We are soliciting proxies by mailing this Proxy Statement and proxy card to our stockholders. We will pay the solicitation costs, and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

How do I obtain a copy of the Annual Report on Form 10-K that Napster filed with the Securities and Exchange Commission?

Our Annual Report on Form 10-K is part of the Annual Report that is being mailed to you with this Proxy Statement. If, for whatever reason, you need another copy, we will provide one to you free of charge upon your written request to our corporate secretary at Napster, Inc., Attn: Secretary, 9044 Melrose Avenue, Los Angeles, California 90069.

How do I obtain a separate set of proxy materials if I share an address with other stockholders?

As permitted by applicable law, only one copy of this proxy statement is being delivered to stockholders with the same last name residing at the same address, unless such stockholders have notified Napster of their desire to receive multiple copies of the proxy statement. Napster will promptly deliver within 30 days, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to our corporate secretary at Napster, Inc., Attn: Secretary, 9044 Melrose Avenue, Los Angeles, California 90069.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. Our certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. At the Annual Meeting, three directors will be elected for a term of three years expiring at our 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified. The nominees, Vernon E. Altman, Ross Levinsohn and Wm. Christopher Gorog, are presently members of our Board of Directors. Mr. Levinsohn, who was appointed to the Board of Directors in February 2007, was recommended to the Nominating & Governance Committee as a potential nominee for election to the Board of Directors by the Executive Committee (described below). The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as members of our Board of Directors. See “Nominees” below.

The five directors whose terms of office do not expire in 2007 will continue to serve after the Annual Meeting until such time as their respective terms of office expire and their respective successors are duly elected and qualified. See “Other Directors” below.

If at the time of the Annual Meeting the nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee(s) as our Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by our Board of Directors, as our Board of Directors recommends. The Board of Directors has no reason to believe that the nominees will be unable or decline to serve as directors if elected.

Nominees

The names of the nominees for election to the office of director for a three-year term expiring at the 2010 Annual Meeting and certain biographical information concerning such nominees are set forth below:

Vernon E. Altman, age 61, has served as a director since December 2001. Mr. Altman’s current term as a director expires at the Annual Meeting in 2007. Mr. Altman is a senior partner and director of Bain & Company, a leading international consulting firm, and Mr. Altman leads Bain’s technology/telecommunication practice and Bain’s full potential transformation practice. Mr. Altman joined Bain at its founding in 1973. Mr. Altman received bachelor’s and master’s degrees in electrical engineering from Massachusetts Institute of Technology (MIT), and a master’s degree in management from MIT’s Sloan School.

Ross Levinsohn, age 44, has served as a director since February 2007. Mr. Levinsohn’s current term as a director expires at the Annual Meeting in 2007. From January 2005 to December 2006, Mr. Levinsohn served as president of Fox Interactive Media (the internet and media arm of News Corporation). Mr. Levinsohn was formerly Senior Vice President and General Manager of Fox Sports Interactive Media from January 2001 to January 2005. Prior to joining Fox, Mr. Levinsohn was employed by AltaVista Network from April 1999 to June 2000, where he last served as Vice President and Executive Producer of the AltaVista Network. Before that, Mr. Levinsohn served as Vice President, Programming and Executive Producer of CBS Sportsline, and as the Director of Production and Marketing Enterprises for HBO. Mr. Levinsohn received a B.A. in Broadcast Communications from American University.

Wm. Christopher Gorog, age 54, has served as our chief executive officer and a director since September 2000. Mr. Gorog’s current term as a director expires at the Annual Meeting in 2007. Mr. Gorog has served as our chairman of the board since September 2001. From February 1999 to September 2000, Mr. Gorog served as a consultant in the entertainment and media industry, including serving as advisor to J.H. Whitney, an asset management company, in HOB Entertainment, Inc.’s acquisition of Universal Concerts. From November 1995 to February 1999, Mr. Gorog served as president of new business development at Universal Studios, an entertainment company. From January 1995 to November 1995, Mr. Gorog served as executive vice president of group operations at Universal Studios. Mr. Gorog earned a B.A.S. in telecommunications and film from San Diego State University.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE MENTIONED NOMINEES.

Other Directors

The following persons will continue to serve as members of our Board of Directors after the Annual Meeting until their respective terms of office expire (as indicated below) and their respective successors are duly elected and qualified:

Richard J. Boyko, age 58, has served as a director since April 2001. Mr. Boyko’s current term as a director expires at the Annual Meeting in 2008. Since July 2003, Mr. Boyko has served as the managing director of the VCU School of Mass Communications graduate program in advertising. Prior to that Mr. Boyko served as co-president and chief creative officer of Ogilvy & Mather, an advertising agency. He joined Ogilvy & Mather in November 1990. Mr. Boyko also serves on the board of Martha Stewart Living Omnimedia. Mr. Boyko majored in advertising at Art Center College of Design.

Philip J. Holthouse, age 48, has served as a director since January 2004. Mr. Holthouse’s current term as a director expires at the Annual Meeting in 2008. Mr. Holthouse is a partner with Holthouse Carlin & Van Trigt LLP, which he co-founded in 1991. Mr. Holthouse holds a master’s degree in business taxation and a bachelor’s degree in business administration, both from the University of Southern California, a law degree from Loyola Law School in Los Angeles and is a certified public accountant.

Joseph C. Kaczorowski, age 51, has served as a director since April 2001. Mr. Kaczorowski’s current term as a director expires at the Annual Meeting in 2009. Mr. Kaczorowski served as president of HOB Entertainment, Inc., an entertainment company, from May 2004 until January 2007. He joined HOB Entertainment, Inc. in August 1996. Mr. Kaczorowski holds a B.S. in accounting from St. John’s University and is a certified public accountant.

Brian C. Mulligan, age 48, has served as a director since March 2003. Mr. Mulligan’s current term as a director expires at the Annual Meeting in 2009. Mr. Mulligan is currently chairman of Brooknol Advisors, LLC, an advisory and investment firm specializing in media and entertainment. From April 2004 through January 2005, Mr. Mulligan was a senior executive advisor—media and entertainment with Cerberus Capital Management LP, an investment firm. From September 2002 to March 2004, Mr. Mulligan founded and was a principal with Universal Partners, a group formed to acquire Universal Studios, Inc. From April 2002 to August 2002, Mr. Mulligan was an Executive Advisor with The Boston Consulting Group, Inc., a business consulting firm. From January 2001 to March 2002, Mr. Mulligan served as chairman and consultant for Fox Television, Inc., including the television stations group, cable channels, and business operations of the Fox Network of News Corporation. From November 1999 to December 2000, Mr. Mulligan was the chief financial officer of The Seagram Company Ltd., parent company of Universal Music and Universal Studios, Inc. From June 1999 to December 1999, he was co-chairman of Universal Pictures, Inc., an entertainment company. Mr. Mulligan holds a bachelor’s degree in business administration from the University of Southern California and a master’s degree in business administration from the John E. Anderson Graduate School of Management from the University of California, Los Angeles

Robert Rodin, age 53, has served as a director since April 2001. Mr. Rodin’s current term as a director expires at the Annual Meeting in 2008. Since October 2002, Mr. Rodin has been the founder and chief executive officer of the RDN Group, a management consulting firm. From 1999 through October 2002,

Mr. Rodin was the founder, chairman of the board and chief executive officer of eConnections, a provider of extended supply chain intelligence solutions. From 1999 to 2000, Mr. Rodin served as Avnet’s president of global supply change management and electronic commerce solutions and as a member of Avnet’s global managing board. From 1991 through 1999, Mr. Rodin served as chief executive officer and president of Marshall Industries, an industrial electronics distributor prior to its sale to Avnet. Mr. Rodin also serves on the boards of SM&A and Inter-Tel. Mr. Rodin holds a B.A. in psychology from University of Connecticut.

Director Independence

Our Corporate Governance Guidelines require that a majority of the directors serving on our Board of Directors meet the standard of director independence set forth in The Nasdaq Stock Market, Inc. listing standards as the same may be amended from time to time, as well as other factors not inconsistent with the Nasdaq listing standards that our Board of Directors considers appropriate for effective oversight and decision-making. Our Board of Directors has affirmatively determined that each of the directors, except Wm. Christopher Gorog, are Independent Directors.

Attendance at Meetings

Our Board of Directors met in person or conducted telephonic meetings a total of ten (10) times during fiscal 2007. During that same period, the Board acted one (1) time by unanimous written consent. During fiscal 2007, no director attended fewer than 75% of the total number of meetings of the Board of Directors and any Board committees of which he was a member.

Policy Regarding Director Attendance at Annual Meetings of the Stockholders

It is the policy of Napster that at least one member of its Board of Directors will attend each Annual Meeting of stockholders, and all directors are encouraged to attend such meetings. Napster will reimburse directors for reasonable expenses incurred in attending Annual Meetings of stockholders. One director attended the Annual Meeting of stockholders on September 21, 2006.

Communications with the Board of Directors

Stockholders may communicate with any and all company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board

or Board of Directors

or [individual director]

c/o Corporate Secretary

Napster, Inc.

9044 Melrose Avenue

Los Angeles, CA 90069

Fax: 310-281-5121

boardofdirectors@napster.com

The corporate secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns with respect to the communication or the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the corporate secretary. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Committees of the Board of Directors

Our Board of Directors has established an audit committee, a compensation committee, an executive committee and a nominating & governance committee. Each of these committees (other than the executive committee) is comprised entirely of directors who are not officers of Napster.

Audit Committee

The audit committee of our Board of Directors (the “Audit Committee”) consists of three non-employee directors: Messrs. Altman, Kaczorowski, and Holthouse. Mr. Kaczorowski is the Chairperson of our Audit Committee. Our Audit Committee operates under a written charter that was originally adopted in 2001 and amended in October 2005. The Audit Committee Charter is available on our website at www.napster.com and is attached as Annex A to this proxy statement. The Audit Committee Charter requires that the Audit Committee consist of three or more Board members who satisfy the “independence” requirements of Nasdaq and applicable law, including Rule 10A-3 under the Securities Exchange Act of 1934. Each of the members of the Audit Committee satisfies these requirements. In addition, the Audit Committee has determined that Mr. Kaczorowski is an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions and is responsible for the selection and retention of our independent registered public accounting firm. The Audit Committee has also considered whether the provision of non-audit services by PwC is compatible with maintaining the independence of PwC.

In discharging its duties, the Audit Committee oversees the following matters:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our independent registered public accounting firm.

The Audit Committee met in person or conducted telephonic meetings a total of ten (10) times during fiscal 2007. During that same period, the Audit Committee did not act by unanimous written consent.

Compensation Committee

The compensation committee of our Board of Directors (the “Compensation Committee”) consists of three non-employee directors: Messrs. Kaczorowski, Levinsohn and Rodin. Mr. Rodin is the Chairperson of our Compensation Committee. The Compensation Committee Charter was adopted in 2001 and restated in October 2005, and is available on our website at www.napster.com. The restated Compensation Committee Charter requires that the Compensation Committee consist of two or more Board members who satisfy the “independence” requirements of Nasdaq and will qualify as nonemployee directors under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, and as outside directors under Internal Revenue Code Section 162(m) and applicable law. Each of the members of the Compensation Committee satisfies these requirements.

The Compensation Committee met in person or conducted telephonic meetings a total of eight (8) times during fiscal 2007. During that same period, the Compensation Committee acted one (1) time by unanimous written consent.

Executive Committee

The executive committee of our Board of Directors (the “Executive Committee”) consists of three non-employee directors and one employee director: Messrs. Gorog, Kaczorowski, Mulligan and Rodin. Our Executive Committee works with management in connection with the business and affairs of our company.

The Executive Committee Charter was adopted in January 2007, and is available on our website at www.napster.com. According to the Executive Committee Charter, the Executive Committee will be comprised of three or more directors, and the members of the Executive Committee will be appointed by and serve at the discretion of our Board of Directors.

The Executive Committee met in person or conducted telephonic meetings a total of five (5) times during fiscal 2007. During that same period, the Executive Committee did not act by unanimous written consent.

Nominating & Governance Committee

The nominating & governance committee of our Board of Directors (the “Nominating & Governance Committee”) consists of two non-employee directors: Messrs. Boyko and Mulligan. Mr. Mulligan is the Chairperson of our Nominating & Governance Committee. Our Nominating & Governance Committee (a) assists our Board of Directors in identifying individuals qualified to become Board members and Board committee members, and selects, or recommends that the Board select, the director nominees for each Annual Meeting of stockholders and the Board committee nominees for approval by the Board; and (b) monitors and evaluates our Board’s corporate governance policies and makes recommendations to our Board with respect thereto.

Our Nominating & Governance Committee Charter was adopted August 15, 2003 and is available on our website at www.napster.com. This charter requires that the Nominating & Governance Committee consists of two or more board members who satisfy the “independence” requirements of Nasdaq. Each of the members of the Nominating & Governance Committee satisfies these requirements.

The Nominating & Governance Committee met in person or conducted telephonic meetings a total of three (3) times during fiscal 2007. During that same period, the Nominating & Governance Committee did not act by unanimous written consent.

Consideration Of Director Nominees

Director Qualifications

The Nominating & Governance Committee has established the following minimum criteria for evaluating prospective nominees:

•	Reputation for integrity, strong moral character and adherence to high ethical standards.

•	Holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment.

•	Demonstrated business acumen and experience, and ability to exercise sound business judgments and common sense in matters that relate to the current and long-term objectives of Napster.

•	Ability to read and understand basic financial statements and other financial information pertaining to Napster.

•	Commitment to understand Napster and its business, industry and strategic objectives.

•

Commitment and ability to regularly attend and participate in meetings of our Board of Directors, Board committees and stockholders, number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a director of Napster.

•	Willingness to represent and act in the interests of all stockholders of Napster rather than the interests of a particular group.

•	Good health and ability to serve.

•

For prospective non-employee directors, independence under Securities and Exchange Commission and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

•	Willingness to accept the nomination to serve as a director of Napster.

Other Factors for Potential Consideration

The Nominating & Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences.

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable stock exchange and Securities and Exchange Commission rules.

•

For incumbent directors standing for re-election, the Nominating & Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to Napster.

•	Composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

Identifying and Evaluating Nominees for Directors

The Nominating & Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating & Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

Outside Advisors.    The Nominating & Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

Stockholder Suggestions for Potential Nominees.    The Nominating & Governance Committee will consider suggestions of nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to Napster addressed to the Chairman of the Nominating & Governance Committee at Napster’s address. To be timely, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in Napster’s proxy statement for the subject Annual Meeting.

The written materials must include: (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (2) the name(s) and address(es) of the stockholder(s) making the nomination and the amount of Napster’s securities which are owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on the criteria described above; (4) a representation that the stockholder of record is a holder of record of stock of Napster entitled to vote on the date of submission of such written materials; and (5) any material interest of the stockholder in the nomination.

The Nominating & Governance Committee will evaluate a prospective nominee suggested by any stockholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating & Governance Committee from any other source.

Nomination of Incumbent Directors.    The re-nomination of existing directors is not automatic, but rather is based on continuing qualification under the criteria set forth above.

For incumbent directors standing for re-election, the Nominating & Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to Napster; the number of other company boards on which the individual serves, composition of the Board at that time, and any changed circumstances affecting the individual director which may bear on his or her ability to continue to serve on the Board.

After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Nominating & Governance Committee and by the Chief Executive Officer.

Upon completion of the above procedures, the Nominating & Governance Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at the Annual Meeting.

Code of Conduct

We have adopted a Code of Conduct applicable to all employees, officers and Board members. The Code of Conduct was amended and restated in October 2005. A copy of the Amended and Restated Code of Conduct is available on our website at www.napster.com and, along with the charters for our board committees, may be obtained upon request, without charge, by writing to our corporate secretary at Napster, Inc., attn: Secretary, 9044 Melrose Avenue, Los Angeles, CA 90069.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or incorporated by reference in any document so filed.

AUDIT COMMITTEE REPORT

To the Board of Directors

of Napster, Inc.

June 4, 2007

The Audit Committee has reviewed and discussed with Napster’s management and its independent registered public accounting firm, PricewaterhouseCoopers LLP, Napster’s audited financial statements for the years ended March 31, 2005, 2006 and 2007, known as the Audited Financial Statements. In addition, we have discussed with PricewaterhouseCoopers LLP the matters required by statement on Auditing Standards No. 61, as amended.

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from Napster. We also have discussed with Napster’s management and PricewaterhouseCoopers LLP such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for Napster’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of Napster’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, we recommended to Napster’s Board of Directors the inclusion of the Audited Financial Statements in Napster’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

THE AUDIT COMMITTEE

Vernon E. Altman

Joseph C. Kaczorowski

Philip J. Holthouse

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of July 26, 2007, certain information with respect to the beneficial ownership of our common stock by:

•	each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

Unless otherwise specified, the address of each beneficial owner is 9044 Melrose Ave., Los Angeles, CA 90069.

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares Owned (%)
5% or Greater Stockholders
Eminence Capital, LLC(2) 65 East 55th Street, 25th Floor New York, NY 10022	3,598,566	7.76
Executive Officers and Directors
Wm. Christopher Gorog(3)	3,133,571	6.47
Bradford D. Duea(4)	488,352	1.05
Nand Gangwani(5)	372,250	*
Laura B. Goldberg(6)	435,250	*
Vernon E. Altman(7)	46,875	*
Richard J. Boyko(8)	55,125	*
Philip J. Holthouse(9)	42,031	*
Joseph C. Kaczorowski(10)	71,251	*
Brian C. Mulligan(11)	50,157	*
Robert Rodin(12)	88,154	*
Ross Levinsohn(13)	12,500	*
All directors and executive officers as a group (11 persons)(14)	4,795,516	10.04

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of July 26, 2007. As of July 26, 2007, there were 46,396,512 outstanding shares of common stock. The shares beneficially owned include shares that may be purchased through the Napster 2001 Employee Stock Purchase Plan on August 15, 2007.

(2)

As reported on Schedule 13D filed on August 28, 2006. The Schedule 13D was filed by: (a) Eminence Capital, LLC, a New York limited liability company (“Eminence Capital”); (b) Eminence GP, LLC, a New York limited liability company (“Eminence GP”); and (c) Ricky C. Sandler, a U.S. citizen. The Schedule 13D indicates that it relates to shares of the Company’s common stock held for the accounts of Eminence Partners, LP, a New York limited partnership (“Eminence I”); Eminence Partners II, LP, a New York limited partnership (“Eminence II”); Eminence Long Alpha, LP, a Delaware limited partnership (“ELA”); Eminence Leveraged Long Alpha, LP, a Delaware limited partnership (“ELLA” and together with

Eminence I, Eminence II, and ELA, the “Partnerships”); as well as Eminence Long Alpha Master Fund, Ltd. and Eminence Leveraged Long Alpha Master Fund, Ltd. (the “Offshore Master Funds”); and Eminence Fund, Ltd. (“Eminence Offshore”), each a Cayman Islands company, and collectively referred to as the “Offshore Funds”). The Partnerships and the Offshore Funds are collectively referred to as the “Eminence Funds.” According to the Schedule 13D, (a) Eminence Capital is the beneficial owner of, and has shared voting and dispositive power with respect to, 3,598,566 shares of common stock, (b) Eminence GP is the beneficial owner of, and has shared voting and dispositive power with respect to, 1,859,876 shares of common stock, and (c) Ricky C. Sandler is the beneficial owner of, and has shared voting and dispositive power with respect to, 3,598,566 shares of common stock. The Schedule 13D indicates that (i) Eminence Capital serves as the investment manager to the Eminence Funds with respect to the shares of common stock directly owned by the Eminence Funds and may be deemed to have voting and dispositive power over the shares held for the accounts of the Eminence Funds; (ii) Eminence GP serves as general partner or manager with respect to the shares of common stock directly owned by the Partnerships and the Offshore Master Funds, respectively, and may be deemed to have voting and dispositive power over the shares held for the accounts of the Partnerships and the Offshore Master Funds, and (iii) Mr. Sandler is the Managing Member of each of Eminence Capital and Eminence GP and may be deemed to have voting and dispositive power with respect to the shares of common stock directly owned by the Eminence Funds.

(3)	Includes options to purchase 2,042,392 shares of our common stock within 60 days of July 26, 2007, 750 shares of our common stock purchasable through the Napster 2001 Employee Stock Purchase Plan on August 15, 2007, and 1,031,429 shares of restricted common stock (231,429 awarded on May 31, 2005, 400,000 awarded on April 26, 2006 and 400,000 awarded on May 8, 2007). Each restricted stock award is scheduled to vest in four annual installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event of a termination of the executive’s employment, forfeiture.

(4)	Includes options to purchase 254,156 shares of our common stock within 60 days of July 26, 2007, 750 shares of our common stock purchasable through the Napster 2001 Employee Stock Purchase Plan on August 15, 2007, and 225,000 shares of restricted common stock (40,000 awarded on May 31, 2005, 70,000 awarded on April 26, 2006 and 115,000 awarded on May 8, 2007). Each restricted stock award is scheduled to vest in four annual installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event of a termination of the executive’s employment, forfeiture.

(5)	Includes options to purchase 147,250 shares of our common stock within 60 days of July 26, 2007 and 225,000 shares of restricted common stock (40,000 awarded on May 31, 2005, 70,000 awarded on April 26, 2006 and 115,000 awarded on May 8, 2007). Each restricted stock award is scheduled to vest in four annual installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event of a termination of the executive’s employment, forfeiture.

(6)	Includes options to purchase 110,000 shares of our common stock within 60 days of July 26, 2007, 750 shares of our common stock purchasable through the Napster 2001 Employee Stock Purchase Plan on August 15, 2007, and 320,000 shares of restricted common stock (55,000 awarded on May 31, 2005, 100,000 awarded on April 26, 2006 and 165,000 awarded on May 8, 2007). Each restricted stock award is scheduled to vest in four annual installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event of a termination of the executive’s employment, forfeiture.

(7)

Includes options to purchase 40,625 shares of our common stock within 60 days of July 26, 2007, 3,125 shares of restricted common stock awarded on January 1, 2006 and 3,125 shares of restricted common stock awarded on January 1, 2007. The restricted stock award is scheduled to vest in sixteen quarterly installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event that the director does not continue to be a member of the Board, forfeiture.

(8)	Includes options to purchase 46,875 shares of our common stock within 60 days of July 26, 2007, 3,125 shares of restricted common stock awarded on January 1, 2006 and 3,125 shares of restricted common stock awarded on January 1, 2007. The restricted stock award is scheduled to vest in sixteen quarterly installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event that the director does not continue to be a member of the Board, forfeiture.

(9)	Includes options to purchase 25,781 shares of our common stock within 60 days of July 26, 2007, 3,125 shares of restricted common stock awarded on January 1, 2006 and 3,125 shares of restricted common stock awarded on January 1, 2007. The restricted stock award is scheduled to vest in sixteen quarterly installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event that the director does not continue to be a member of the Board, forfeiture.

(10)	Includes options to purchase 56,251 shares of our common stock within 60 days of July 26, 2007, 3,750 shares of restricted common stock awarded on January 1, 2006, 3,750 shares of restricted common stock awarded on January 1, 2007 and 7,500 shares of restricted common stock awarded on January 11, 2007. The January 1, 2006 and the January 1, 2007 restricted stock awards are scheduled to vest in sixteen quarterly installments from the date of grant. The January 11, 2007 restricted stock award is scheduled to vest in twelve monthly installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event that the director does not continue to be a member of the Board, forfeiture.

(11)	Includes options to purchase 35,157 shares of our common stock within 60 days of July 26, 2007, 3,750 shares of restricted common stock awarded on January 1, 2006, 3,750 shares of restricted common stock awarded on January 1, 2007 and 7,500 shares of restricted common stock awarded on January 11, 2007. The January 1, 2006 and the January 1, 2007 restricted stock awards are scheduled to vest in sixteen quarterly installments from the date of grant. The January 11, 2007 restricted stock award is scheduled to vest in twelve monthly installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event that the director does not continue to be a member of the Board, forfeiture.

(12)	Includes options to purchase 56,251 shares of our common stock within 60 days of July 26, 2007, 3,750 shares of restricted common stock awarded on January 1, 2006, 3,750 shares of restricted common stock awarded on January 1, 2007 and 7,500 shares of restricted common stock awarded on January 11, 2007. The January 1, 2006 and the January 1, 2007 restricted stock awards are scheduled to vest in sixteen quarterly installments from the date of grant. The January 11, 2007 restricted stock award is scheduled to vest in twelve monthly installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event that the director does not continue to be a member of the Board, forfeiture.

(13)	Includes 12,500 shares of restricted common stock awarded on February 6, 2007. The restricted stock award is scheduled to vest in sixteen quarterly installments from the date of grant. Until vested, the shares of restricted common stock are subject to certain transfer restrictions and, in the event that the director does not continue to be a member of the Board, forfeiture.

(14)	Includes options to purchase 2,814,738 shares of our common stock within 60 days of July 26, 2007, 2,250 shares of our common stock purchasable through the Napster 2001 Employee Stock Purchase Plan on August 15, 2007, 366,429 shares of restricted common stock awarded on May 31, 2005, 20,625 shares of restricted common stock awarded on January 1, 2006, 640,000 shares of restricted common stock awarded on April 26, 2006, 20,625 shares of restricted common stock awarded on January 1, 2007, 22,500 shares of restricted common stock awarded on January 11, 2007, 12,500 shares of restricted common stock awarded on February 6, 2007 and 795,000 shares of restricted common stock awarded on May 8, 2007. See notes 3-13 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and changes in ownership of the Company’s common stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all of the reports they file pursuant to Section 16(a).

Based solely on our review of these reports and written representations from our directors and executive officers that no other reports were required, we believe that during fiscal 2007 all filing requirements applicable to the Reporting Persons pursuant to Section 16 were timely met.

PROCESSES AND PROCEDURES FOR DETERMINATION OF EXECUTIVE AND DIRECTOR COMPENSATION

The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to the compensation of Napster’s executives and directors. The Compensation Committee evaluates and approves the compensation arrangements, plans, policies and programs that apply to our executive officers and members of our Board of Directors. Pursuant to the Compensation Committee’s Charter, its principal compensation related responsibilities, duties and areas of authority include, among other things:

•	To develop, review, evaluate and approve Napster’s overall compensation policies and establish appropriate performance-based incentives;

•

To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;

•	To consider and approve the compensatory agreements and arrangements for our other executive officers;

•	To make recommendations to our Board of Directors with respect to Napster’s incentive- compensation plans and equity-based compensation plans;

•	To review all of Napster’s other compensation plans and arrangements;

•	To set and review the compensation arrangements in effect for members of our Board of Directors and committees of our Board of Directors;

•	To retain compensation consultants, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties; and

•	To perform any other appropriate activities.

The Compensation Committee’s Charter permits it to rely on members of management when performing its duties. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for Napster’s executive officers other than the Chief Executive Officer. In addition, our Board of Directors has delegated to our Chief Executive Officer the authority to approve certain stock option and restricted stock grants under Napster’s equity plans to persons who are not executive vice president level employees of Napster.

As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain compensation consultants to assist it in carrying out its duties. The Compensation Committee has the sole authority to terminate any compensation consultant it retains, and to approve the firm’s fees and other retention terms. The Compensation Committee retained Hewitt Associates LLC at the end of our 2006 fiscal year to assist it in selecting Napster’s appropriate comparative peer group companies, and to prepare a survey of the base salaries, annual bonus opportunities, total cash compensation and long-term equity incentive opportunities provided to executives by Napster and each of our peer group companies for compensation benchmarking purposes. Hewitt also assisted Napster in evaluating the dilutive effects of equity awards granted, or proposed to be granted, by Napster and our comparative peer group companies. The Compensation Committee also retained Hewitt at the end of our 2007 fiscal year, although its review has been limited to benchmarking, modeling and evaluating the dilutive effects of the long-term equity incentive opportunities provided to executives by Napster and our comparative peer group companies.

DIRECTOR COMPENSATION—FISCAL 2007

The following table presents information regarding the compensation paid during fiscal 2007 to individuals who were members of our Board of Directors at any time during fiscal 2007 and who were not also our employees (referred to herein as “non-employee directors”). The compensation paid to any director who was also one of our employees during fiscal 2007 is presented below in the Summary Compensation Table—Fiscal 2007 and the related explanatory tables. Such employee-directors do not receive separate compensation for service on our Board of Directors.

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards ($)(1)(2)(4) (c)	Option Awards ($)(1)(3)(4) (d)	Total ($) (h)
Vernon E. Altman	40,000	3,453	19,584	63,037
Richard J. Boyko	40,000	3,453	19,584	63,037
Philip J. Holthouse	40,000	3,453	31,505	74,958
Joseph C. Kaczorowski	60,000	10,226	23,498	93,724
Ross Levinsohn	10,000	1,846	0	11,846
Brian C. Mulligan	50,000	10,226	47,784	108,010
Robert Rodin	50,000	10,226	23,498	83,724

(1)	The amounts reported in Column (c) and Column (d) above reflect the aggregate dollar amounts recognized for stock and option awards for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) the discussion of restricted stock and option awards contained in Note 10 (Employee Benefit Plans) to Napster’s Consolidated Financial Statements, included as part of Napster’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and (ii) similar Employee Benefit Plan notes contained in Napster’s Consolidated Financial Statements filed on Form 10-Ks for prior fiscal years as to the restricted stock and option awards granted in those years, each of which notes is incorporated herein by reference.

(2)	As described below, each of our continuing non-employee directors is entitled to an annual award of 3,125 shares of restricted stock. Any continuing non-employee director serving as the chair of our Board of Directors or the Audit, Compensation or Nominating & Governance Committees is entitled to an additional 625 shares of restricted stock (for a total annual award of 3,750 shares of restricted stock). The grant date fair value for financial statement reporting purposes of the 3,125 restricted shares granted to each continuing non-employee director during fiscal 2007 was equal to $11,344 and the grant date fair value for financial statement reporting purposes of the additional 625 restricted shares granted to Messrs. Kaczorowski, Mulligan and Rodin during fiscal 2007 in respect of their chair positions was equal to $2,269. In connection with their appointment to our Board of Directors, new non-employee directors are entitled to an initial award of 12,500 shares of restricted stock. The grant date fair value for financial statement reporting purposes of Mr. Levinsohn’s initial award of 12,500 restricted shares during fiscal 2007 was equal to $49,625. See footnote (1) above for the assumptions used to value these awards. In addition, Messrs. Kaczorowski, Mulligan and Rodin were each granted an additional 7,500 shares of restricted stock during fiscal 2007 in connection with their service on the Executive Committee. The grant date fair value for financial statement reporting purposes of the 7,500 restricted shares granted to each of these non-employee directors was equal to $27,600.

(3)	Beginning in January 2006, Napster began granting non-employee directors the equity portion of their compensation in the form of restricted shares instead of in stock options. The amounts reported for option awards represent the dollar amounts recognized in our fiscal 2007 financial statements for grants of option awards to non-employee directors prior to January 2006.

(4)	The following table presents the aggregate number of outstanding unvested shares of restricted stock and outstanding unexercised options held by each of our non-employee directors as of March 31, 2007. Any shares of restricted stock that vested before March 31, 2007 are not included in the following table in accordance with SEC rules.

Director	Number of Options Outstanding	Number of Shares of Restricted Stock Outstanding
Vernon E. Altman	43,750	5,469
Richard J. Boyko	50,000	5,469
Philip J. Holthouse	31,250	5,469
Joseph C. Kaczorowski	60,000	12,812
Ross Levinsohn	—	12,500
Brian C. Mulligan	38,750	12,812
Robert Rodin	60,000	12,812

Director Compensation

Compensation for non-employee directors during fiscal 2007 generally consisted of an annual cash retainer, an additional retainer for members of certain committees and awards of shares of restricted stock.

Annual Retainer

The following table sets forth the schedule of annual retainer fees for each non-employee director in effect during fiscal 2007:

Type of Fee	Dollar Amount
Annual Board Retainer	$30,000
Additional Annual Retainer for Service on any of the Audit Committee, Compensation Committee or Nominating & Governance Committee	$10,000

All non-employee directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Restricted Stock Awards

Annual Grants.    Under our Amended and Restated 2001 Stock Plan, or our 2001 Stock Plan, each continuing non-employee director with at least six months of service automatically receives an annual award of 3,125 shares of restricted stock on each January 1. The annual award for non-employee directors serving as the chair of our Board of Directors or the Audit, Compensation or Nominating & Governance Committees is increased to 3,750, in light of the additional duties and responsibilities these directors are required to perform. Each share of restricted stock is an actual share of Napster’s common stock that remains subject to forfeiture, but which otherwise has the same voting and dividend rights as other shares of our common stock.

Each non-employee director’s annual grant of restricted shares becomes vested as to 6.25% of the shares subject to the grant on each quarterly anniversary of the grant date, meaning that each grant will be fully vested on the fourth anniversary of the grant date. Non-employee directors’ restricted shares will also become fully vested upon a change in control of Napster. The vesting of each non-employee director’s restricted shares is subject to the non-employee director’s service on our Board of Directors on the applicable vesting date.

Unvested restricted shares will be forfeited for no value upon a non-employee director’s termination of services for Napster for any reason.

Our Board of Directors administers the 2001 Stock Plan with respect to non-employee director awards, and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making any required proportionate adjustments to outstanding restricted shares to reflect any impact resulting from various corporate events such as stock splits, stock dividends, combinations or reclassifications, and determining whether restricted shares should become fully vested in connection with a dissolution or liquidation of Napster.

Initial Grants.    Each non-employee director who is newly appointed to our Board of Directors is entitled to a one-time award of 12,500 shares of restricted stock on the date he or she is first appointed. If the new non-employee director is initially appointed as the chair of our Board of Directors or the Audit, Compensation or Nominating & Governance Committees, the size of the initial award is increased to 15,000 shares of restricted stock. Non-employee directors’ initial restricted share awards become vested in the same manner and according to the same vesting schedule described above for annual grants, and otherwise have the same material terms as annual restricted share awards.

Executive Committee Grants.    During January 2007, we awarded the non-employee director members of the Executive Committee an additional 7,500 shares of restricted stock in consideration for their services on the Executive Committee. These restricted share grants become vested in substantially equal monthly installments during the one-year period following the grant date, and will also become fully vested upon a change in control of Napster. However, the vesting of these restricted shares is subject to the applicable non-employee director’s service on our Board of Directors on the applicable vesting date. The Executive Committee restricted share grants otherwise have the same material terms described above for annual restricted share awards.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of Napster, and the two other individuals who were serving as executive officers at the end of our 2007 fiscal year. As indicated in our Annual Report to Stockholders for our 2007 fiscal year filed on Form 10-K, we have determined that only four individuals were serving as executive officers of Napster at the end of our fiscal year. These same four individuals were also our only executive officers at the end of our 2006 fiscal year, and are referred to as the “Named Officers” in this Proxy Statement.

Napster’s current executive compensation programs are determined and approved by the Compensation Committee. None of the Named Officers are members of the Compensation Committee. As contemplated by its Charter, the Compensation Committee takes into account the Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for Napster’s executive officers other than the Chief Executive Officer. Our Chief Financial Officer also advises the Compensation Committee with respect to the impact of executive and employee compensation on Napster’s actual and budgeted financial results. The other Named Officers do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Officers.

Executive Compensation Program Objectives and Overview

Napster’s current executive compensation programs are intended to achieve three fundamental objectives: (1) recruit and retain superior talent; (2) create a significant direct relationship between pay and performance; and (3) create proper incentives for the executives to enhance the value of Napster for the benefit of our stockholders. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•

“At Risk” Compensation.    A significant portion of each executive’s compensation should be “at risk” and tied to Napster’s financial performance and the executive’s contributions to that performance. The percentage of total compensation that is “at risk” should be the highest for our executives.

•

Competition.    Napster operates in the highly competitive technology industry and should provide competitive compensation opportunities so that we can attract and retain the superior talent needed for us to succeed in the evolving digital music distribution services market.

•

Alignment with Stockholder Interests.    Executive compensation should be structured to align executives’ economic interests with those of our stockholders, and executive stock ownership should be encouraged. The equity portion of each executive’s compensation should be an important and significant component of the executive’s compensation.

As described in more detail below, the material elements of our current executive compensation programs for Named Officers include a base salary, an annual cash bonus opportunity, a long-term equity incentive opportunity, perquisites and potential severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	• Recruit and retain superior talent

Annual Cash Bonus Opportunity	• Directly link pay to performance • Incentivize creation of stockholder value

Long-Term Equity Incentives	• Incentivize creation of stockholder value • Recruit and retain superior talent • Directly link pay to performance

Perquisites	• Recruit and retain superior talent

Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	• Recruit and retain superior talent

The individual compensation elements are intended to create a total compensation package for each Named Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group. With the help of our independent compensation consultant Hewitt Associates LLC, we selected Audible, Inc., Drugstore.com, Inc., Netflix, Inc., MIVA, Inc., Overstock.com, Inc., Raindance Communications, Inc., Realnetworks, Inc., Redenvelope, Inc., Sirius Satellite Radio, Inc., United Online, Inc., Webex Communications, Inc., Websense, Inc. and XM Satellite Radio Holdings, Inc. as our peer group companies for our 2007 fiscal year. In addition, we also utilized the companies included in the technology-focused Croner and Radford compensation surveys for compensation comparison and benchmarking purposes. Further, Hewitt Associates LLC also reviewed proprietary peer group compensation data as part of its analysis. We believe that these peer group companies, which are generally in the technology sector, are comparable either in terms of product or industry, revenue levels or market capitalization, compete with us for executive talent and provide relevant comparative compensation data for Napster. Our benchmarking process for our 2007 fiscal year generally involved comparing the base salaries, annual bonus opportunities, total cash compensation and long-term equity incentive opportunities provided to the Named Officers in our 2006 fiscal year to similar compensation opportunities provided to comparable executives at our peer group companies during either calendar 2005 or their 2006 fiscal year.

Current Executive Compensation Program Elements

Base Salaries

Each of our Named Officers is employed pursuant to the terms of an employment agreement. Each Named Officer’s employment agreement establishes his or her minimum base salary. This minimum base salary may be increased by Napster from time to time in its discretion, but may not be decreased below the initial amount specified in the employment agreement. The Compensation Committee generally reviews the base salaries for each Named Officer shortly after the end of our preceding fiscal year to determine whether any base salary increases are appropriate. In determining whether base salary increases for fiscal 2007 were appropriate, we considered each Named Officer’s length of service, our performance and growth, a subjective determination of each Named Officer’s past performance and expected future contributions, our cash reserves and the base salaries and total cash compensation earned by comparable executives at our peer group companies (based on their published data). None of the Named Officers received a base salary increase for fiscal 2007. Although salaries for some of our non-executive employees were increased, we did not feel that increases for the Named Officers were warranted. The Summary Compensation Table—Fiscal 2007 below shows the base salary paid to each Named Officer for fiscal 2007.

Annual Cash Bonus Opportunity

None of the Named Officers is entitled to a pre-set fixed minimum annual bonus pursuant to their employment agreements. Instead, any annual bonuses for the Named Officers are paid out in the discretion of the Compensation Committee. When determining whether to pay Named Officers annual bonuses for a given fiscal year, we generally consider our performance and growth during the year, individual performance and contributions and Napster’s financial condition and available cash reserves. In order to preserve our cash reserves and consistent with our objective of paying for performance and the creation of value for our stockholders, none of the Named Officers was paid an annual bonus for our 2007 fiscal year.

Long-Term Equity Incentive Awards

Napster’s view is that long-term equity incentive awards should be an important and significant component of the Named Officers’ total compensation. Prior to our 2006 fiscal year, we granted equity incentive awards exclusively in the form of stock options. Beginning with our 2006 fiscal year, we determined that equity incentive awards should be granted in the form of shares of restricted stock. We determined to switch from stock options to restricted stock for a number of reasons, but some of the most important reasons were that (i) due to changes in the accounting rules brought on by FAS 123R, stock options no longer receive the same preferential financial accounting treatment relative to restricted stock awards, (ii) restricted stock awards reduce the dilution to Napster’s stockholders because we can provide a long-term incentive award having the same relative value as a stock option award and use fewer shares, and (iii) restricted stock awards provide a more predictable form of compensation and do not have the same bias towards incentivizing short-term price fluctuations that many critics have argued is inherent in stock options. The Summary Compensation Table—Fiscal 2007 below reflects an amount for each Named Officer for option awards, even though no stock options were granted to the Named Officers during our 2007 fiscal year. This is because prior stock option grants to the Named Officers continue to become vested over a four-year period following the original grant date, and SEC rules require us to report compensation related to the options throughout the vesting period.

Restricted stock awards to our Named Officers typically vest in four substantially equal annual installments over a four-year vesting period. We believe that this four-year vesting period provides an incentive for the

Named Officers to remain in our employ and encourages stock ownership by the Named Officers that helps focus them on the long-term performance of our company. We believe the four-year vesting period together with annual grants expected to be made in successive years helps create a long-term incentive and strikes an appropriate balance between the interests of Napster, our stockholders and the individual Named Officers in terms of the incentive, value creation and compensatory aspects of these equity awards.

We considered several factors when determining the size of each Named Officer’s fiscal 2007 restricted stock award. These factors included (i) the total cash compensation paid to the Named Officers in our 2006 fiscal year, and the fact that it was below the levels provided by most of our peer group companies, (ii) the number and value of options and restricted stock awards previously granted, (iii) dilution effects on our stockholders and ensuring that an appropriate number of shares would be available for awards to less-senior employees, (iv) the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data) and (v) ensuring that the Named Officers were provided with total long-term equity compensation and total compensation amounts that we thought were appropriate and competitive in order to maximize our ability to retain the Named Officers. The number of shares of restricted stock granted to each Named Officer during fiscal 2007 and the grant-date fair value of these shares as determined under FAS 123R for purposes of Napster’s financial statements is presented in the “Grants of Plan-Based Awards in Fiscal 2007” table below. A description of the material terms of the fiscal 2007 restricted stock awards is presented in the narrative section following the “Grants of Plan-Based Awards in Fiscal 2007” table below.

Perquisites

Napster provides certain perquisites and personal benefits to the Named Officers. Perquisites provided to one or more Named Officers include an automobile allowance, financial planning and tax preparation assistance, a housing allowance and premiums for life and disability insurance coverage. We believe that perquisites and personal benefits are often a tax-advantaged way to provide the Named Officers with additional annual compensation that supplements their other compensation opportunities, and therefore treat perquisites as another component of annual compensation that is merely paid in a different form. The perquisites and personal benefits paid to each Named Officer in fiscal 2007 are reported in the Summary Compensation Table—Fiscal 2007 below, and are explained in more detail in footnote (3) thereto.

Severance and Other Benefits

Napster believes that severance protections can play a valuable role in recruiting and retaining superior talent. In the competitive technology industry that we operate in, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of foregoing an opportunity with another company. Outside of the change in control context described below, severance benefits are only payable to the Named Officers pursuant to their employment agreements if their employment is involuntarily terminated by us without cause, or if the Named Officers terminate their own employment for a good reason as defined in each of their employment agreements. (However, Mr. Gorog or his estate will receive certain termination benefits if his employment terminates due to his death, disability or our decision to terminate his employment by failing to renew his employment agreement.) The good reason definition in each Named Officer’s employment agreement is different, however we believe that each Named Officer would only have a good reason to resign if Napster reduces or diminishes the officer’s compensation, position or work location in a manner that would result in a constructive termination of that Named Officer’s employment. Similarly, the level of each Named Officer’s severance or other termination benefits differ because, consistent with our objective of utilizing severance benefits to recruit and retain executives, we generally provide each Named Officer with amounts and types of severance benefits that we believe will permit us to recruit and/or continue to employ the individual Named Officer. For example, our Chief Executive Officer is entitled to greater severance benefits than our other Named Officers because of the value he brings in his role as our principal executive officer.

The Named Officers will receive additional severance and other benefits upon the occurrence of a change in control of Napster and/or their termination of employment following a change in control. For example, during our 2007 fiscal year, we amended Messrs. Duea’s and Gangwani’s employment agreements to provide that their severance periods will be extended to 12 months (from six months) if their employment is involuntarily terminated by us without cause or by them for a good reason following a change in control. Similarly, Mr. Gorog’s cash severance payments will be enhanced if his employment is involuntarily terminated by us without cause or if he resigns for any reason within twelve months after a change in control. We believe these enhanced severance benefits are appropriate because the occurrence, or potential occurrence, of a change in control transaction would likely create uncertainty regarding the continued employment of each Named Officer, and these enhanced severance protections encourage the Named Officers to remain employed with Napster through the change in control process and to focus on stockholders’ interests during the change in control.

In addition to the enhanced severance benefits described above, upon the occurrence of a change in control, 25% of each Named Officer’s outstanding unvested stock option and restricted stock awards will become fully vested (100% for Mr. Gorog). An additional 25% of each Named Officer’s outstanding unvested stock option and restricted stock awards will become fully vested on the first anniversary of the change in control, and 100% of these outstanding unvested awards will become fully vested if the employment of any of the Named Officers is involuntarily terminated by us without cause within twelve months after a change in control. With the exception of Mr. Gorog, the accelerated vesting provided to the Named Officers in connection with a change in control is generally the same as for Napster’s other less senior employees. Although certain of the accelerated option and restricted stock vesting described above is in the nature of a “single trigger” acceleration of vesting that will occur upon the occurrence of a change in control regardless of whether the award holder’s employment terminates, we believe this accelerated vesting is appropriate given the importance of long-term equity awards in our executive compensation program and the uncertainty regarding the continued employment of Named Officers that typically occurs in a change in control context. Our view is that this vesting protection helps assure the Named Officers that they will not lose the expected value of their options and restricted stock awards because of a change in control of Napster.

As part of his change in control severance benefits, Mr. Gorog is reimbursed for the full amount of any excise taxes imposed on his severance payments and any other payments under Section 4999 of the Internal Revenue Code. We have provided Mr. Gorog with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of his change in control severance protections without factoring in the adverse tax effects that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make Mr. Gorog whole for any adverse tax consequences he may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of his change in control severance protections that we have determined to be appropriate. The other Named Officers are not entitled to any similar gross-up payments.

Section 162(m) Policy

Under current IRS guidance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and other three most highly compensated executive officers (not including the principal financial officer). However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain other requirements are met.

Current base salary and anticipated bonus levels are not expected to exceed or materially exceed, as the case may be, the Section 162(m) limit. We have intended to structure stock option grants to Napster’s executive officers made in prior years as qualifying performance-based compensation for Section 162(m) purposes. Napster’s restricted stock awards are not, however, qualifying performance-based compensation for Section 162(m) purposes. In granting restricted stock awards, we have and will continue to consider the possibility that all or a portion of the grants may not be deductible by Napster to the extent that the income realized by the recipient of the grant in connection with the vesting of the award, when combined with other compensation paid to the executive officer in that year that does not satisfy the performance-based rules of Section 162(m), would exceed the $1,000,000 limit under Section 162(m).

Napster reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding Napster’s efforts, that compensation intended by Napster to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION (1)

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the three (3) non-employee directors named at the end of this report, each of whom is independent as defined by Nasdaq listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this proxy statement.

Compensation Committee of the Board of Directors

Robert Rodin (Chairman)

Joseph C. Kaczorowski

Ross Levinsohn

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Except Mr. Levinsohn, who was appointed to our Board of Directors and the Compensation Committee on February 6, 2007, all of the Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee during all of our 2007 fiscal year. No current member of the Compensation Committee is a current or former executive officer or employee of Napster, or had any relationships requiring disclosure by Napster under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of Napster’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of

(1)	SEC filings sometimes “incorporate information by reference.” This means a company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless Napster specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

any other entity, the executive officers of which served as a director or member of the Compensation Committee during our 2007 fiscal year.

SUMMARY COMPENSATION TABLE — FISCAL 2007

The following table presents information regarding compensation of our Named Officers for services rendered during fiscal 2007.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(1)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($)(3) (i)	Total ($) (j)
Wm. Christopher Gorog Chief Executive Officer and Chairman of the Board of Directors (4)	2007	625,000	—	620,307	1,000,949	—	75,730	2,321,986

Bradford D. Duea President	2007	300,000	—	108,026	154,757	—	17,273	580,056

Laura B. Goldberg Chief Operating Officer	2007	300,000	—	152,063	118,743	—	6,527	577,333

Nand Gangwani Vice President and Chief Financial Officer	2007	275,000	—	108,026	126,947	—	21,156	531,129

(1)	The amounts reported in Column (e) and Column (f) above reflect the aggregate dollar amounts recognized for stock and option awards for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see (i) the discussion of restricted stock and option awards contained in Note 10 (Employee Benefit Plans) to Napster’s Consolidated Financial Statements, included as part of Napster’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and (ii) similar Employee Benefit Plan notes contained in Napster’s Consolidated Financial Statements filed on Form 10-Ks for prior fiscal years as to the restricted stock and option awards granted in those years, each of which notes is incorporated herein by reference.

(2)	Beginning with our 2006 fiscal year, Napster began granting Named Officers’ long-term compensation opportunity in the form of restricted shares instead of in stock options. The amounts reported for option awards represent the dollar amounts recognized in our fiscal 2007 financial statements for options granted prior to our 2006 fiscal year.

(3)	The amounts reported in Column (i) for Mr. Gorog include payments for unused accrued vacation of $30,048, an automobile allowance of $20,077, a $15,000 contribution for supplemental life and/or disability insurance coverage, $7,500 for financial planning and tax preparation assistance, $1,720 for automobile insurance and $1,385 for term life insurance premiums. The amounts reported for Mr. Duea include an automobile allowance of $8,700, a housing allowance of $8,031 and $542 for term life insurance premiums. The amounts reported for Ms. Goldberg include payments for unused accrued vacation of $6,022 and $505 for term life insurance premiums. The amounts reported for Mr. Gangwani include payments for unused accrued vacation of $11,899, an automobile allowance of $8,700 and $557 for term life insurance premiums.

(4)	Mr. Gorog serves as the Chairman of our Board of Directors, but does not receive any separate compensation for his service on our Board of Directors.

Compensation of Named Officers

The Summary Compensation Table—Fiscal 2007 above quantifies the value of the different forms of compensation earned by or awarded to our Named Officers during our 2007 fiscal year. The primary elements of each Named Officer’s total compensation reported in the table are base salary and compensation related to awards of shares of restricted stock and stock options (although no new stock options were granted during our 2007 fiscal year). Named Officers also earned or were paid the other benefits listed in Column (i) of the Summary Compensation Table—Fiscal 2007, as further described in footnote (3) to the table.

The Summary Compensation Table—Fiscal 2007 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Officer’s base salary is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal 2007 table, and the description of the material terms of the shares of restricted stock granted in fiscal 2007 that follows it, provides information regarding the restricted shares awarded to Named Officers during our 2007 fiscal year. The Outstanding Equity Awards at Fiscal 2007 Year-End and Option Exercises and Stock Vested in Fiscal 2007 tables provide further information on the Named Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Officers under certain circumstances.

Description of Employment Agreements and Base Salary Amounts

Each of the Named Officers is employed by Napster pursuant to the terms of an employment agreement. Each Named Officer’s employment agreement establishes his or her minimum base salary. For example, Mr. Gorog’s employment agreement provides for an initial base salary of $625,000. Mr. Gorog’s base salary may be increased by Napster from time to time in its discretion, but may not be decreased below the initial amount specified in his employment agreement. The other Named Officers’ employment agreements work similarly, as they each specify an initial base salary that may be increased in Napster’s discretion, but which may not be decreased.

As discussed in more detail in the Compensation Discussion and Analysis, our Compensation Committee reviews each Named Officer’s base salary on at least an annual basis to determine whether any increase in base salary is warranted. In making its determination, the Compensation Committee considers the factors discussed above under “Compensation Discussion and Analysis—Current Executive Compensation Program Elements.” Each Named Officer’s base salary for Napster’s 2007 fiscal year was the amount reported for the officer in the Summary Compensation Table above. Messrs. Gorog, Duea, Gangwani and Ms. Goldberg’s base salaries represented 39%, 60%, 57% and 60% of their respective total compensation amounts reported in the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The following table presents information regarding the shares of restricted stock that were granted to the Named Officers during our 2007 fiscal year under our 2001 Stock Plan. The material terms of each grant are described below under “Description of Restricted Stock Awards.”

Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock Awards ($) (l)
Wm. Christopher Gorog	4/26/2006	400,000	1,620,000
Bradford D. Duea	4/26/2006	70,000	283,500
Laura B. Goldberg	4/26/2006	100,000	405,000
Nand Gangwani	4/26/2006	70,000	283,500

Description of Restricted Stock Awards

During fiscal 2007, each Named Officer was granted a long-term equity incentive award under the 2001 Stock Plan in the form of shares of restricted stock. The shares of restricted stock are actual shares of our common stock that are subject to forfeiture prior to becoming vested. As such, the Named Officers are entitled to exercise voting rights and receive any dividends paid with respect to their shares of restricted stock in the same manner as our other stockholders, but these rights will cease upon any forfeiture of the restricted shares. Shares of restricted stock may generally not be transferred by the Named Officers prior to becoming vested.

Each Named Officer’s restricted stock award becomes vested in four substantially equal annual installments on the first four anniversaries of the grant date, subject to the Named Officer’s continued employment through each vesting date. All or a portion of each Named Officer’s restricted stock award may also become vested upon or in connection with a change in control of Napster, upon certain terminations of the Named Officer’s employment without cause in connection with a change in control and, for Messrs. Gorog and Gangwani, upon the termination of their employment without cause or for a good reason at any time. Any shares of restricted stock that are unvested upon a Named Officer’s termination of employment (after giving effect to any vesting occurring in connection with the termination of employment) will be forfeited for no value. Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential vesting of restricted stock awards that may occur in connection with a change in control or certain terminations of employment.

The Compensation Committee administers the 2001 Stock Plan with respect to the Named Officers’ restricted stock awards, and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making any required adjustments to the number and kind of securities subject to outstanding restricted stock awards to reflect any impact resulting from various corporate events such as stock splits, stock dividends, combinations or reclassifications, and determining whether restricted shares should become fully vested in connection with a dissolution or liquidation of Napster. For example, if there is an extraordinary stock dividend with respect to our common stock at a time when restricted stock awards are unvested, the shares of stock distributed as part of the dividend will be restricted property that will be subject to the same vesting schedule and terms as the restricted shares to which they relate.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Officer as of the end of our 2007 fiscal year on March 31, 2007.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (3) (f)	Number of Shares or Units of Stock That Have Not Vested (#)(4) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5) (h)

Wm. Christopher Gorog	487,000 575,000 399,142 262,500 234,375	— — — 37,500 140,625	—	8.50 15.25 3.87 7.47 4.13	4/19/2011 9/24/2011 8/13/2012 9/18/2013 8/06/2014	573,572	2,374,588

Bradford D. Duea	75,000 20,000 10,000 24,156 43,750 62,500	— — — — 6,250 37,500	—	8.50 15.25 14.09 3.87 7.47 4.13	4/19/2011 9/24/2011 2/07/2012 8/13/2012 8/15/2013 8/06/2014	100,000	414,000

Laura B. Goldberg	30,625 62,500	4,375 37,500	—	7.47 4.13	8/15/2013 8/06/2014	141,250	584,775

Nand Gangwani	30,000 11,000 46,875 46,875	— — 3,125 28,125	—	14.09 3.87 7.47 4.13	2/07/2012 8/13/2012 8/15/2013 8/06/2014	100,000	414,000

(1)	All exercisable options are currently vested.

(2)	All unexercisable options are currently unvested. Subject to each Named Officer’s continued employment, these options ordinarily become vested over a four-year period, with the first 25% of each option grant becoming vested on the first anniversary of the grant date and 6.25% of each option grant becoming vested at the end of each three-month period after the first anniversary of the grant date. As described in the “Potential Payments Upon Termination or Change in Control” section below, all or a portion of each option grant may vest earlier in connection with a change in control or certain terminations of employment.

(3)	The expiration date shown is the normal expiration date and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Officer’s termination of employment or in connection with a change in control.

(4)	Each restricted stock award becomes vested in four substantially equal annual installments on the first four anniversaries of the grant date, subject to the Named Officer’s continued employment through each vesting date.

(5)	The aggregate market value of outstanding restricted stock awards is based on the closing price of Napster’s common stock on March 30, 2007, which was the last trading day prior to our fiscal year-end on March 31, 2007.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table presents information regarding the vesting during our 2007 fiscal year of restricted stock awards held by the Named Officers. None of the Named Officers exercised any stock options during our 2007 fiscal year.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)

Wm. Christopher Gorog	—	—	57,857	185,721
Bradford D. Duea	—	—	10,000	32,100
Laura B. Goldberg	—	—	13,750	44,138
Nand Gangwani	—	—	10,000	32,100

(1)	The dollar amounts shown in Column (e) above are determined by multiplying (i) the number of shares of restricted stock becoming vested by (ii) the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to the Named Officers in connection with certain terminations of their employment with Napster and/or a change in control of Napster. All such benefits will be paid or provided by Napster. For purposes of this section, we have assumed that (i) the price per share of Napster’s common stock is equal to the closing price per share on March 30, 2007, which was the last trading day prior to our fiscal year end, (ii) outstanding stock options and restricted shares are substituted or assumed in connection with a change in control, and (iii) the value of any stock options or shares of restricted stock that may be accelerated is equal to the full value of such awards (i.e., the full in the money “spread” value for stock options and the full closing price per share on March 30, 2007 for restricted stock awards). In the event that outstanding stock options or restricted shares are not substituted or assumed in connection with a change in control, the Named Officers (and our other employees) would be entitled to full vesting of these awards in advance of such awards being terminated in connection with the change in control.

Wm. Christopher Gorog.    Mr. Gorog’s employment agreement provides for certain benefits to be paid to him if his employment terminates for one of the reasons described below. If Mr. Gorog’s employment terminates during the term of his employment agreement due to his death, his estate will be entitled to reimbursement of medical and dental benefit expenses under COBRA for 18 months for Mr. Gorog’s eligible dependents and to full vesting of all of Mr. Gorog’s outstanding stock option and restricted stock awards. Mr. Gorog’s stock options will generally remain exercisable for one-year following his death, subject to earlier termination upon the expiration of the ordinary term of the options, a change in control or similar events. If Mr. Gorog’s employment terminates during the term of his employment agreement due to his disability, he will be entitled to the same termination benefits payable upon his death, and will also receive the maximum disability benefits that we provide for our other employees.

If during the term of Mr. Gorog’s employment agreement, his employment is terminated by us without cause or by him for a “good reason,” he will be entitled to receive (i) a lump-sum payment within thirty days equal to 165% of his then applicable base salary, (ii) reimbursement of medical and dental benefit expenses under COBRA for 18 months for himself and his eligible dependents and (iii) full vesting of all of his outstanding stock option and restricted stock awards. Mr. Gorog’s stock options will generally remain exercisable for their full ordinary term following such a termination of employment, subject to earlier termination upon a change in control or similar events. Mr. Gorog would have a “good reason” to terminate his employment if he determines in good faith that (a) there has been a material diminution of his duties, title, authority, or responsibilities, (b) he is required to report to anyone other than our Board of Directors, (c) Napster has materially breached his employment agreement, (d) he is required to be based somewhere other than New York, New York or Los Angeles or Santa Clara, California or (e) Napster has terminated his employment in a manner not permitted by his employment agreement.

If a change in control of Napster occurs, all of Mr. Gorog’s outstanding stock option and restricted stock awards will immediately become fully vested, and Mr. Gorog will be entitled to enhanced severance if his employment is terminated by us without cause or due to his resignation at any time within twelve months following the change in control. Mr. Gorog’s enhanced severance benefits would be in lieu of the normal severance payments described above, and include (i) a lump-sum payment within thirty days equal to 299% of his then applicable base salary, (ii) a lump-sum annual bonus payment for the year in which his termination of employment occurs equal to his average annual bonus paid during the three preceding years, (iii) reimbursement of medical and dental benefit expenses under COBRA for 18 months for himself and his eligible dependents and (iv) a “gross up” payment to compensate him for any excise taxes imposed under Section 4999 of the Internal Revenue Code. Any stock options becoming vested in connection with a change in control will generally remain exercisable for two years, subject to earlier termination in connection with the change in control or upon the expiration of the ordinary term of the options or similar events.

If Napster terminates Mr. Gorog’s employment at the end of the initial term of his employment agreement on August 14, 2008 (for reasons other than because Napster and Mr. Gorog are unable to reach agreement on the terms of a new or extended agreement), Mr. Gorog will be entitled to receive continued payment of a $625,000 base salary for nine months.

The following table lists the estimated amounts that would become payable to Mr. Gorog under the circumstances described above assuming that the applicable triggering event occurred on March 31, 2007. For purposes of benefits payable in connection with a change in control, we have assumed that the change in control occurred on March 31, 2007 and that Mr. Gorog’s employment was terminated by us without cause or due to his resignation on the same day.

Type of Payment or Benefit	Estimated Value of Payments Upon Death ($)	Estimated Value of Payments Upon Disability ($)	Estimated Value of Payments Upon Termination Without Cause or for Good Reason (no Change in Control) ($)	Estimated Value of Payments Upon Resignation or Termination Without Cause After Change in Control ($)	Estimated Value of Payments Upon Non- Renewal of Agreement
Continued Medical and Dental Coverage	25,000	25,000	25,000	25,000	—
Stock Option Acceleration	1,406	1,406	1,406	1,406	—
Restricted Stock Acceleration	2,374,588	2,374,588	2,374,588	2,374,588	—
Cash Payments (Base Salary)(1)	—	—	1,031,250	1,868,750	468,750
Excise Tax “Gross Up”	—	—	—	—	—

(1)	In the event of a qualifying termination of Mr. Gorog’s employment following a change in control, Mr. Gorog would currently not be entitled to any severance payment in respect of his annual bonus because he has not received an annual bonus payment during our last three fiscal years.

Bradford D. Duea.    Under Mr. Duea’s employment agreement, if his employment is terminated by us without cause or by him for a “good reason,” he will be entitled to receive (i) continued payment of his then current base salary for up to six months and (ii) reimbursement of medical and dental benefit expenses under COBRA for up to six months for himself and his eligible dependents. Mr. Duea would have a “good reason” to terminate his employment if he is no longer allowed to work either (i) from home with a home office allowance of at least $600 per month and expenses incurred while traveling reimbursed in accordance with normal business travel processes or (ii) from an office in the Los Angeles area.

If a change in control of Napster occurs, 25% of the unvested portion of each of Mr. Duea’s outstanding stock option and restricted stock awards will immediately become fully vested pursuant to the terms of Napster’s equity plans. An additional 25% of the unvested portion of each of Mr. Duea’s outstanding stock option and restricted stock awards will become fully vested on the first anniversary of the change in control, but only if Mr. Duea remains employed by us on this date. If Mr. Duea’s employment is terminated by us without cause before the first anniversary of the change in control, then all of his outstanding stock option and restricted stock awards will become fully vested upon the termination of his employment pursuant to the terms of Napster’s equity plans. In addition, under Mr. Duea’s employment agreement, the severance period for his continued salary and COBRA benefits will be extended to 12 months if Mr. Duea’s employment is terminated by us without cause or by him for a “good reason” upon or any time after a change in control of Napster.

The following table lists the estimated amounts that would become payable to Mr. Duea under the circumstances described above assuming that the applicable triggering event occurred on March 31, 2007. For purposes of benefits payable in connection with a change in control, we have assumed that the change in control occurred on March 31, 2007 and that Mr. Duea’s employment was terminated by us without cause or by him for good reason on the same day.

Type of Payment or Benefit	Estimated Value of Payments Upon Termination Without Cause or for Good Reason (no Change in Control) ($)	Estimated Value of Payments Upon Termination Without Cause or for Good Reason After Change in Control ($)
Continued Medical and Dental Coverage	8,500	17,000
Stock Option Acceleration(1)	—	375
Restricted Stock Acceleration(1)	—	414,000
Cash Payments (Base Salary)	150,000	300,000

(1)	Restricted stock and option acceleration will not occur upon a termination for good reason.

Laura B. Goldberg.    Under Ms. Goldberg’s employment agreement, if her employment is terminated by us without cause or by her for a “good reason,” she will be entitled to receive (i) a lump-sum payment immediately after her termination of employment equal to 12 months of her then applicable base salary and (ii) continued eligibility to participate in Napster’s health and welfare plans for 12 months. Ms. Goldberg would have a “good reason” to terminate her employment if she experiences a reduction in title or base salary or a material reduction in responsibilities or authority, if she is required to change her location from Los Angeles, California or if she is required to report to someone other than our President or Chief Executive Officer.

If a change in control of Napster occurs, 25% of the unvested portion of each of Ms. Goldberg’s outstanding stock option and restricted stock awards will immediately become fully vested pursuant to the terms of Napster’s equity plans. An additional 25% of the unvested portion of each of Ms. Goldberg’s outstanding stock option and restricted stock awards will become fully vested on the first anniversary of the change in control, but only if Ms. Goldberg remains employed by us on this date. If Ms. Goldberg’s employment is terminated by us without cause before the first anniversary of the change in control, then all of her outstanding stock option and restricted stock awards will become fully vested upon the termination of her employment pursuant to the terms of Napster’s equity plans.

The following table lists the estimated amounts that would become payable to Ms. Goldberg under the circumstances described above assuming that the applicable triggering event occurred on March 31, 2007. For purposes of benefits payable in connection with a change in control, we have assumed that the change in control occurred on March 31, 2007 and that Ms. Goldberg’s employment was terminated by us without cause or by her for good reason on the same day.

Type of Payment or Benefit	Estimated Value of Payments Upon Termination Without Cause or for Good Reason (no Change in Control) ($)	Estimated Value of Payments Upon Termination Without Cause or for Good Reason After Change in Control ($)
Continued Medical and Dental Coverage	17,000	17,000
Stock Option Acceleration(1)	—	375
Restricted Stock Acceleration(1)	—	584,775
Cash Payments (Base Salary)	300,000	300,000

(1)	Restricted stock and option acceleration will not occur upon a termination for good reason.

Nand Gangwani.    Under Mr. Gangwani’s employment agreement, if his employment is terminated by us without cause or by him for a “good reason,” he will be entitled to receive (i) continued payment of his then current base salary for six months, (ii) continued vesting of outstanding stock option and restricted stock awards for six months and (iii) continued eligibility to participate in Napster’s other benefit plans for six months. Mr. Gangwani would have a “good reason” to terminate his employment if he experiences a material reduction in his title, status, authority or responsibility, if his base salary is reduced, or if his principal place of work (defined as either the San Francisco Bay Area or the greater Los Angeles area, in Napster’s discretion) is relocated by a distance of fifty miles or more.

If a change in control of Napster occurs, 25% of the unvested portion of each of Mr. Gangwani’s outstanding stock option and restricted stock awards will immediately become fully vested pursuant to the terms of Napster’s equity plans. An additional 25% of the unvested portion of each of Mr. Gangwani’s outstanding stock option and restricted stock awards will become fully vested on the first anniversary of the change in control, but only if Mr. Gangwani remains employed by us on this date. If Mr. Gangwani’s employment is terminated by us without cause before the first anniversary of the change in control, then all of his outstanding stock option and restricted stock awards will become fully vested upon the termination of his employment pursuant to the terms of Napster’s equity plans. In addition, under Mr. Gangwani’s employment agreement, the severance period for his continued salary, equity award vesting and other Napster benefits will be extended to 12 months if Mr. Gangwani’s employment is terminated by us without cause or by him for a “good reason” upon or any time after a change in control of Napster.

The following table lists the estimated amounts that would become payable to Mr. Gangwani under the circumstances described above assuming that the applicable triggering event occurred on March 31, 2007. For purposes of benefits payable in connection with a change in control, we have assumed that the change in control occurred on March 31, 2007 and that Mr. Gangwani’s employment was terminated by us without cause or by him for good reason on the same day.

Type of Payment or Benefit	Estimated Value of Payments Upon Termination Without Cause or for Good Reason (no Change in Control) ($)	Estimated Value of Payments Upon Termination Without Cause or for Good Reason After Change in Control ($)
Continued Medical and Dental Coverage	5,600	11,200
Stock Option Acceleration(1)	94	281
Restricted Stock Acceleration(1)	113,850	414,000
Cash Payments (Base Salary)	137,500	275,000

(1)	Mr. Gangwani will only be entitled to 12 months of accelerated restricted stock and option vesting (and not the value of full vesting of outstanding awards shown above) upon a termination for good reason following a change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Officer Indemnification

We have entered into indemnification agreements with each of our executive officers and directors that contain provisions that may require us, among other things:

(i)	to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities that arise from willful misconduct of a culpable nature);

(ii)	to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

(iii)	to obtain directors’ and officers’ insurance if available on reasonable terms.

We maintain an insurance policy covering our officers and directors under which the insurer has agreed to pay the amount of any claim made against our officers or directors that such officers or directors may otherwise be required to pay or for which we are required to indemnify such officers and directors, subject to certain exclusions and conditions. The policy has a coverage limit of $40,000,000.

RELATED PERSON TRANSACTION POLICY

Our policies and procedures for the review, approval or ratification of related person transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K are as follows: (i) pursuant to the Audit Committee Charter, the Audit Committee reviews and approves all such related person transactions and (ii) pursuant to the Company’s Governance Guidelines for its Board of Directors, a majority of disinterested members of the full Board reviews and approves certain related person transactions involving board members.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PwC as our independent registered public accounting firm for fiscal 2008. The Audit Committee has further recommended to our Board that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has audited our financial statements since 2001. It is expected that representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Stockholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our amended and restated bylaws or otherwise. However, our Board of Directors is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the ratification of PwC as our independent registered public accounting firm. If the stockholders fail to ratify the selection, our Audit Committee (and our Board of Directors) will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may recommend, and our Board of Directors in their discretion may direct, the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

Required Vote

The affirmative vote of a majority of the shares of common stock voting in person or by proxy is required to ratify the selection of PwC as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

Independent Registered Public Accounting Firm Fees

During the fiscal years ended March 31, 2007 and 2006, PwC provided various audit, audit-related, tax and other services to Napster as follows:

	2007	2006
Audit fees(1)	$933,540	$860,000
Audit-related fees(2)	22,581	56,000
Tax fees(3)	7,220	75,000
All other fees	—	—

Total	$963,341	$991,000

(1)	Audit Fees. This category includes the audit of the Company’s annual financial statements and the audit of internal controls and the related management assessment of internal controls, quarterly review of financial statements included in the Company’s 10-Q and audit services provided in connection with other statutory and regulatory filings.

(2)	Audit-Related Fees. This category includes fees related to services for the audit of the Company’s financial statements and includes services performed in connection with the liquidation of certain of the Company’s European subsidiaries.

(3)	Tax Fees. This category consists of fees billed for tax-related services, including compliance, planning, tax advice, and preparation of tax returns in certain overseas jurisdictions.

All of the audit fees, audit-related fees and tax fees, and all other fees described above, were pre-approved by the Audit Committee. The Audit Committee has delegated to Mr. Kaczorowski, the Chairman of our Audit Committee, the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees on behalf of the Audit Committee in accordance with Section 10A of the Securities Exchange Act of 1934.

The Audit Committee considered whether the provision of audit-related services, tax services, financial information systems design and implementation services and other non-audit services is compatible with the accountant’s independence.

PROPOSAL 3

STOCKHOLDER PROPOSAL

The Amalgamated Bank LongView Small Cap 600 Index, which represents that it owns 15,984 shares of the Company’s common stock, has given notice of its intention to present a proposal at the Annual Meeting. The proposal and the proponent’s supporting statement appear below in italics.

Our Board of Directors strongly opposes adoption of the proposal and asks stockholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement.

The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote on the proposal is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

STOCKHOLDER PROPOSAL

RESOLVED: The stockholders of Napster, Inc. request that the board of directors take the necessary steps under applicable state law to declassify the board of directors so that all directors are elected annually, such declassification to be carried out ín a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of the Company and its stockholders.

Napster’s board of directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the board collectively and each director individually.

We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that a company will be managed in a manner that is in the best interest of stockholders.

The evidence indicates that shareholders at other companies do not favor classified boards. Shareholder proposals urging annual elections of all directors received, on average, 66.8% of the vote in 2006, according to the Investor Responsibility Research Center. In recent years, dozens of companies—including Procter & Gamble, Pfizer, Dell, Hasbro, Bristol-Myers Squibb, Cendant, Sprint, Great Lakes Chemical and Dow Jones—sought and received shareholder approval to declassify their boards. Over 50% of the S&P 1500 companies now elect all directors each year, according to Institutional Shareholder Services.

From January 2003 (shortly after the stock price had collapsed) until April 2007 (when this proposal is being submitted), Napster’s stock has declined nearly 20%. Over the same period, the S&P 1500 index, as well as the S&P Home Entertainment Software subindustry have risen 60% and 100% respectively.

We urge our fellow stockholders to support this reform.

WE URGE YOU TO VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS’ STATEMENT AND RECOMMENDATION “AGAINST” STOCKHOLDER PROPOSAL

The Company is committed to strong corporate governance policies and has evaluated the foregoing proposal, as well as the issues associated with having a classified board of directors. For the reasons set forth below, the Company has concluded that its current classified board structure continues to be in the best interests of the Company and its stockholders, and therefore recommends that stockholders vote AGAINST the proposal.

•

Protection from Potentially Abusive and Unfair Takeover Tactics. Absent a classified board, a potential acquirer (or minority stockholder) could gain control of the Company by replacing a majority of the Board of Directors with its own slate of nominees at a single stockholder meeting by a simple plurality of the votes cast, and without paying any premium to the Company’s stockholders. A classified board reduces this potential threat and instead encourages potential acquirers to negotiate directly with the Board of Directors, which is charged in such circumstances with the duty to maximize the value to be received by the Company’s stockholders. This type of negotiation process gives the Board of Directors time to evaluate the fairness and adequacy of an offer and to consider alternative proposals that may provide greater value to the Company’s stockholders.

•

Continuity of Management. A classified board structure tends to ensure that at any given time the Company’s Board of Directors includes directors who are experienced in the management of the Company’s affairs. Such a structure also allows directors additional flexibility to focus on implementing the Company’s long-term strategic goals.

•

Accountability to the Company’s Stockholders. A classified board remains accountable to the Company’s stockholders. At each Annual Meeting, the Company’s stockholders have the opportunity to evaluate and elect approximately one third of the Board of Directors. Furthermore, regardless of the length of their term, each of the Company’s directors is required to uphold his or her fiduciary duties to the Company and its stockholders.

Finally, it should be noted that implementation of this proposal would also require, among other things, a subsequent amendment to the Company’s certificate of incorporation, and that the provisions in the Company’s certificate of incorporation establishing the classified board may only be amended or repealed with the favorable vote of the Board of Directors and holders of 80% of the Company’s outstanding shares.

THEREFORE, FOR THE REASONS OUTLINED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL. Proxies received by the Company will be voted against this proposal unless the stockholder otherwise specifies in the proxy.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

By order of the Board of Directors

/s/ Aileen Atkins

Aileen Atkins

Secretary

Los Angeles, California,

July 30, 2007

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND

RETURN THE ENCLOSED PROXY PROMPTLY.

Annex A

CHARTER OF THE AUDIT COMMITTEE

of the

BOARD OF DIRECTORS of NAPSTER, INC.

1.	Purpose; Limitations on Duties. The purpose of the Committee is to assist the Board of Directors (the “Board”) of Napster, Inc. (the “Company”) in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and to prepare the annual report of the Audit Committee required by applicable Securities and Exchange Commission (“SEC”) disclosure rules. Among the matters the Committee will oversee are: (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of Company’s independent auditors.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

2.	Membership; Appointment; Financial Expert. The Committee will consist of three or more directors of the Company’s Board. All members of the Committee must be directors who meet the knowledge requirements and the independence requirements of applicable law and NASDAQ in effect from time to time (subject to any exceptions allowed thereby and any waivers granted by the relevant authorities). The members of the Committee will be appointed by and serve at the discretion of the Board (following the recommendations of the Company’s Nominating and Governance Committee). The Chairperson of the Committee will be appointed by the Board. No Audit Committee member shall serve on the audit committees of more than two other public companies. To the extent practicable, at least one member of the Committee shall qualify as an “audit committee financial expert,” as defined in the Instructions to Item 401 of Regulation S-K of the Securities and Exchange Commission. The Company will disclose in the annual report required by Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”) whether or not it has at least one member who is an audit committee financial expert.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express responsibility and authority to do the following, to the fullest extent permitted by applicable law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws):

3.1	Independent Auditors

(a)	Selection; Fees. Be solely and directly responsible for the appointment, compensation, retention, evaluation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and, where appropriate, the termination and replacement of such firm. Such independent auditors shall report directly to and be ultimately accountable to the Committee. The Committee has the ultimate authority to approve all audit engagement fees and terms.

(b)	Audit Team. Review the experience and qualifications of the senior members of the independent auditors’ team.

(c)	Scope of Audit. Review, evaluate and approve the annual engagement proposal of the independent auditors (including the proposed scope and approach of the annual audit).

(d)	Lead Audit Partner Review, Evaluation and Rotation. Review and evaluate the lead partner of the independent auditors. Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent auditors are rotated at least every five years, and that other audit partners (as defined by the SEC) are rotated at least every seven years.

(e)	Pre-Approval of Audit and Non-Audit Services. Pre-approve all auditing services and all non-audit services (other than with respect to de minimus exceptions permitted by law) to be performed by the independent auditors. Such pre-approval can be given as part of the Committee’s approval of the scope of the engagement of the independent auditors or on an engagement-by-engagement basis or pursuant to pre-established policies. The pre-approval of non-audit services can be delegated by the Committee to one or more of its members, but the decision must be presented to the full Committee at the next regularly scheduled meeting.

(f)	Review Problems. Review with the independent auditors any audit problems or difficulties the independent auditors may have encountered in the course of its audit work, and management’s responses, including: (i) any restrictions on the scope of activities or access to requested information; and (ii) any significant disagreements with management.

(g)	Related Party Transactions. Review and approve all related-party transactions.

3.2	Financial Reporting

(a)	Annual Financials. Review and discuss with management and the independent auditors the Company’s annual audited financial statements, (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), any unusual or non-recurring items, the nature and substance of significant reserves, the adequacy of internal controls and other matters that the Committee deems material, prior to the public release of such information. Obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the 1934 Act. Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b)	Quarterly Financials. Review and discuss with management and the independent auditors the Company’s quarterly financial statements (including the Company disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), the results of the independent auditors’ reviews of the quarterly financial statements, and other matters that the Committee deems material prior to the public release of such information.

(c)	Accounting Principles. Review with management and the independent auditors material accounting principles applied in financial reporting, including any material changes from principles followed in prior years and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards (“SAS”) 61.

(d)	Judgments. Review reports prepared by management or by the independent auditors relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

(e)	Press Releases. Discuss earnings press releases with management (including the type and presentation of information to be included in earnings press releases), as well as financial information and earnings guidance provided to analysts and rating agencies.

3.3	Financial Reporting Processes; CEO and CFO Certifications.

(a)	Internal and External Controls. In consultation with the independent auditors and the Company’s financial and accounting personnel, review the integrity, adequacy and effectiveness of the Company’s accounting and financial controls, both internal and external, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

(b)	Reports from independent auditors. Obtain and review timely reports from the independent auditors regarding:

(i)	all critical accounting policies and practices to be used by the Company;

(ii)	all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iii)	all other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

(c)	CEO and CFO Certifications. Discuss with the Chief Executive Officer and the Chief Financial Officer the processes involved in and any material required as a result of the Form 10-K and 10-Q certification process concerning deficiencies in design or operation of internal controls or any fraud involving management or employees with a significant role in the Company’s internal controls.

3.4	Legal and Regulatory Compliance

(a)	SEC Report. Prepare the annual report included in the Company’s proxy statement as required by the proxy rules under the 1934 Act.

(b)	Reports from Others. Obtain such reports from management, auditors, the general counsel, tax advisors or any regulatory agency as the Committee deems necessary regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material effect on the Company’s financial statements and the consideration of those matters in preparing the financial statements.

(c)	Code of Ethics; Waivers. Approve and monitor the Company’s compliance with a Code of Ethics required by applicable law or exchange listing standards and covering the conduct and ethical behavior of directors, officers and employees, and approve in advance any amendments to it or waivers of it for directors, executive officers and senior financial officers.

(d)	Complaints. Establish procedures for the receipt, retention and treatment of complaints received by the Company from Company employees regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

(e)	Investment Policy. Review and approve the Company’s cash investment policy annually.

3.5	Annual Evaluation of Charter.

(a)	Review and Publication of Charter. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board, as appropriate, and publish this Charter as required by applicable law.

4.	Reports to Board; Meetings, Minutes.

4.1	Executive Sessions. The Committee shall meet with each of the independent auditors, internal auditors (or other personnel responsible for the Company’s internal audit function) and management in separate executive sessions regularly (with such frequency as it determines) to discuss any matters that the Committee or these groups believe should be discussed privately.

4.2	Other Meetings. Other meetings will be with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines, but the Committee shall meet at least quarterly. Special meetings of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated, if practicable, to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

4.3	Minutes. Minutes of each meeting will be kept.

5.	Subcommittees. The Committee has the power to appoint and delegate matters to subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board or the Committee.

6.	Advisors and Counsel; Reliance; Investigations; Cooperation.

6.1	Retention of Advisors and Counsel. The Committee has the power, in its sole discretion, to obtain advice and assistance from, and to retain at the Company’s expense, such independent or outside legal counsel, accounting or other advisors and experts as it determines necessary or appropriate to carry out its duties, and in connection therewith to receive appropriate funding, determined by it, from the Company.

6.2	Reliance Permitted. The Committee will act in reliance on management, the Company’s independent auditors, internal auditors, and advisors and experts, as it deems necessary or appropriate.

6.3	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

6.4	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent auditors, internal auditors, internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditors to attend meetings of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

7.	Rules and Procedures. Except as expressly set forth in this Charter or the Company’s Bylaws or Corporate Governance Guidelines, or as otherwise provided by law or the rules of NASDAQ, the Committee shall establish its own rules and procedures.

PROXY

NAPSTER, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR ANNUAL MEETING, SEPTEMBER 20, 2007

The undersigned, a stockholder of NAPSTER, INC., a Delaware corporation, acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of Napster’s Annual Report to Stockholders for its fiscal year ended March 31, 2007; and, revoking any proxy previously given, hereby constitutes and appoints Wm. Christopher Gorog and Nand Gangwani and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of Napster standing in the name of the undersigned at the Annual Meeting of Stockholders of Napster to be held at the company’s Los Angeles office at 9044 Melrose Avenue, Los Angeles, California 90069 on September 20, 2007 at 10:00 a.m. local time, and at any adjournment thereof, on all matters coming before said meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

The Board of Directors recommends a vote “FOR” each of Proposals 1 and 2 and “AGAINST” Proposal 3

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

1. Election of Directors - The Board of Directors recommends a vote “FOR” all of the nominees listed below for a three-year term expiring in 2010.

Nominees:

FOR these Nominees*

WITHHELD for all

01 Vernon E. Altman

02 Ross Levinsohn and

03 Wm. Christopher Gorog

*(Authority to vote for any nominee may be withheld by lining through that nominee’s name)

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

2. Management Proposal - The Board of Directors recommends a vote “FOR” the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

FOR AGAINST ABSTAIN

3. Stockholder Proposal - The Board of Directors recommends a vote “AGAINST” the Stockholder proposal regarding board declassification.

FOR AGAINST ABSTAIN

4. In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1 AND 2 AND “AGAINST” PROPOSAL 3. IF ANY NOMINEE BECOMES

UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

Signature of Stockholder Signature of Stockholder Dated 2007

NOTE: This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shares are held in joint name, either person may sign this Proxy. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)

FOLD AND DETACH HERE